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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Chemical Design Holdings plc	(United Kingdom)
Chemical Design SARL	(France)
Accelrys GmbH	(Germany)
Accelrys Software Incorporated	(Delaware)
Accelrys Limited	(United Kingdom)
Accelrys SARL	(France)
Accelrys kk	(Japan)
Oxford Molecular Limited	(United Kingdom)
Oxford Molecular SA	(France)
SciTegic, Inc.	(United States)
Synopsys Scientific Systems Limited	(United Kingdom)
Synopsys Scientific Systems Incorporated	(New Jersey)
Synomics Limited	(United Kingdom)

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT